FOR IMMEDIATE RELEASE


                                            Contact:  Ross A Benavides
                                                      Chief Financial Officer
                                                      (713) 860-2528


                             GENESIS ENERGY, L.P.
                       ANNOUNCES PROPOSED RESTRUCTURING


     May 10, 2000 - Genesis Energy, L.P. (NYSE:GEL) announced today that based on the recommendation of the Special Committee appointed by the general partner, the general partner and the Board of Directors of the general partner of Genesis unanimously approved a proposed financial restructuring of the partnership. The proposal for a financial restructuring of the partnership is subject to approval by holders of a majority of Genesis Energy, L.P.'s outstanding public common unitholders. Assuming unitholder approval, we expect the proposed restructuring to be effective beginning with distributions for the third quarter of 2000.
     Under the terms of the restructuring, Genesis will set the minimum quarterly distribution at $0.20 per unit, a level that is commensurate with Genesis' current and anticipated future cash flow. The current minimum quarterly distribution is $0.50 per unit. In addition to this change:
       -Salomon Smith Barney Holdings Company Inc. ("Salomon") will contribute to the operating partnership the remaining balance of its distribution support obligation;
       -Genesis will make a special distribution to all common unitholders of the remaining distribution support obligation reduced by the amount of costs associated with the proposed restructuring;
       -the general partner will relinquish its two percent share of the special distribution and any rights to incentive distributions that it may have in connection with such special distribution;
       -all outstanding subordinated limited partnership units of the operating limited partnership will be eliminated, thereby increasing the common unitholders' effective combined ownership of the partnership from the current 80% to 98% and eliminating the requirement that common units accrue arrearages;
       -Salomon will relinquish all of its $17.6 million of additional limited partner interests received for meeting its distribution support obligation;
       -the respective per unit distribution thresholds that must be achieved before the general partner is entitled to incentive distributions will be set at 125%, 140% and 165% of the minimum quarterly distribution, or $0.25, $0.28 and $0.33 per unit; and
       -Salomon will extend for one year, on the current terms and conditions, its $300 million Master Credit Support Agreement due to expire on December 31, 2000.

     Mark J. Gorman, President of Genesis, said, "As a result of the production declines in our primary areas of operation, we have been unable to generate sufficient cash flow from operations to fully fund our minimum quarterly distribution obligation on common units. We have generated $44.3 million of distributable cash flow since our inception in December 1996 and have distributed $58.5 million to our common unitholders. The shortfall has been funded from proceeds that we retained from the initial public offering and distribution support provided by Salomon. Prior to the end of the distribution support period on December 31, 2001, we expect to use the entire $17.6 million of distribution support from Salomon. Furthermore, we do not expect industry conditions to improve enough to allow us to generate sufficient cash flow from our existing assets to make the aggregate $17.6 million annual distribution requirement on common units.
     "After examining several options, management and the Board of Directors of the general partner believe that the most prudent course of action is to pay out the balance of the Salomon distribution support obligation now, reduce the minimum quarterly distribution on common partnership units to a level that is commensurate with our cash flow and preserve any increase in future cash flow for the common unitholders by eliminating all outstanding subordinated limited partnership units and the $17.6 million of additional limited partner interests issued to Salomon in exchange for distribution support."
     Mr. Gorman added, "We believe that this proposal will create a fresh start for the partnership, enhancing the ability of the general partner to increase the value of the unitholders' investment in Genesis. We expect that approval of the proposal will improve our ability to access debt capital and to issue partnership units as currency for acquisitions. Moreover, our simplified ownership structure will enhance the potential for business combinations and other strategic arrangements that improve unitholder value."
     A Special Committee of independent members of the Board of Directors was appointed to review the restructuring and recommended the restructuring to the Board. Simmons & Company International, an independent investment banking firm, has advised the Special Committee and has issued an opinion that the proposed restructuring is fair to the common unitholders.
     In connection with the proposal for restructuring, the partnership is preparing a proxy statement containing a more detailed description of the proposal. A definitive proxy statement will be mailed to the partnership's unitholders asking the unitholders of record as of a record date to be determined by the general partner to vote on the proposal at a special meeting of the unitholders. The definitive proxy will also contain a notice to the partnership's unitholders specifying the date and location of the special meeting.
     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Company to meet its stated business goals and other risks noted from time to time in the Company's Securities and Exchange Commission filings.